Exhibit 99.1

NewBridge Bancorp (NASDAQ: NBBC) Announces Solid Fourth Quarter,
Full Year 2014 Results Reflecting 24% Increase in Pre-tax Earnings for the Year

GREENSBORO, N.C., JANUARY 28, 2015 –

Fourth Quarter 2014 Highlights (Quarterly, Year-Over-Year)

•	Net income available to common shareholders totaled $4.3 million, up from $1.2 million
•	Net income per diluted share rose to $0.11, up from $0.04
•	Net interest income grew 26% to $21.3 million
•	Noninterest-bearing deposits increased 33%, or $78.3 million, and total core deposits grew 16%
•	Loans held for investment increased by 4.8%, or $83.4 million, during the fourth quarter
•	Return on average equity was 7.33%, up from 3.45%
•	Tangible book value per share increased to $5.50, up from $5.04

Year-End 2014 Financial Highlights (December 31, 2014 vs. December 31, 2013)

•	Total assets increased by $555.0 million to $2.5 billion, driven by acquisitive and organic growth
•	Total loans held for investment were $1.8 billion, up from $1.4 billion
•	Nonperforming assets declined to 0.41% of total assets from 0.87%
•	Wealth management revenues increased 13.6%

Capital Adequacy, Shareholder Value (December 31, 2014 vs. December 31, 2013)

•	Tier one leverage and total risk-based capital ratios increased to 8.57% and 12.23%, respectively, from 8.30% and 11.67%
•	Tangible common equity to tangible assets increased to 8.21% from 7.33%
•	Total shareholders common equity increased to $231.4 million from $151.8 million

Key 2014 Accomplishments

•	Acquired CapStone Bank resulting in expanded operations in Raleigh, N.C.
•	Established middle market banking group, reorganized commercial banking operation into specialized teams
•	Named nation’s #4 lender in the U.S. Treasury Department’s State Small Business Credit Initiative
•	Opened Charleston and Greenville, S.C. loan production offices
•	Expanded operations in Charlotte and Winston-Salem, N.C.
•	Strengthened capital structure, redeeming preferred stock and issuing subordinated debt
•	Announced planned acquisition of Premier Commercial Bank, a $173 million asset bank based in Greensboro, N.C., to add commercial banking clients and assets, and residential mortgage banking in several North Carolina markets. The acquisition is expected to close in first quarter 2015.

NewBridge Bancorp (the “Company”) today reported earnings for the three and twelve month periods ended December 31, 2014. Net income available to common shareholders totaled $4.3 million, or $0.11 per diluted share, for the quarter, compared to $1.2 million, or $0.04 per diluted share, for the quarter ended December 31, 2013. For the twelve months ended December 31, 2014, net income available to common shareholders totaled $13.6 million compared to $18.9 million for the prior year period. Acquisition related expenses totaled $171,000 for the quarter and $5.1 million for the year ended December 31, 2014 compared to $2.2 million for the quarter and year ended December 31, 2013. Results for 2013 were positively affected by a tax benefit of $3.2 million that resulted from a reversal of a deferred tax asset valuation allowance of $10.5 million. Pre-tax core net operating income, a non-GAAP measure that excludes tax provision and acquisition related expenses, increased 41% to $26.9 million for the twelve months ended December 31, 2014, from $19.1 million in the prior year.

Pressley A. Ridgill, President and CEO, commented: “It was an eventful year for NewBridge as we strengthened our foundation for anticipated future growth through prudent acquisitions, organic market expansion, and by optimizing our operating structure. We added teams of highly experienced commercial bankers with the potential to significantly increase revenue. Asset growth of 28% year-over-year reflects our successful strategy to increase our geographic footprint in key selected markets. We have expanded beyond our focus in the Triad region of North Carolina to serve the most rapidly growing commercial markets in North and South Carolina. We enhanced the productivity and efficiency of our commercial and retail banking teams and continue to build upon our low-cost core deposit franchise. The addition of a middle market banking team has been transformative, significantly bolstering our current and projected growth rates. This team has also dramatically improved and expanded our treasury management operations, enabling us to better serve larger corporations in our markets.”

Net Interest Income

Net interest income increased 26.0%, or $4.4 million, to $21.3 million for the quarter ended December 31, 2014 compared to the quarter ended December 31, 2013. This increase was due primarily to a rise in the average balance of earning assets, primarily loans, following the acquisition of CapStone Bank and organic growth during the past year. For the twelve months ended December 31, 2014, net interest income increased to $78.7 million compared to the $63.2 million for the prior year period. For the twelve months ended December 31, 2014, net interest margin declined 19 basis points to 3.70%, compared to the prior year period. Strong interest expense management helped mitigate margin pressure in a continued low interest rate environment.

Noninterest Income

Total noninterest income for the fourth quarter of 2014 was the same as for the fourth quarter of 2013. Quarterly wealth management revenue grew to $771,000 from $638,000, or 20.8%, while retail banking decreased $121,000, or 4.6%, to $2.5 million and mortgage banking decreased $80,000, or 26.9%, to $217,000. For the twelve months ended December 31, 2014, total noninterest income was $16.7 million compared to $17.5 million for the prior year. Retail banking revenues in 2014 increased $196,000, or 1.9%, wealth management revenue climbed $349,000, or 13.6%, and other sources of noninterest income increased $268,000, or 31.6%. Mortgage banking revenue decreased $774,000, or 47.1%, to $870,000 from $1.6 million during the same period last year due to a significantly lower level of mortgage loan production resulting from increases in mortgage interest rates. The Company recognized gains on the sale of investment securities of $736,000 during 2013 while no gains or losses were recognized in 2014.

Noninterest Expense

For the quarter, noninterest expense increased 1.2%, or $218,000, to $18.6 million; this includes $171,000 in acquisition related expenses and a 14.1% increase in personnel expenses, primarily reflecting additional employees from acquisition and new hires as the Company increased its presence within several markets. The quarter’s noninterest expense also reflected an elevated level of several categories of expense including legal and professional fees, other real estate owned write-downs, marketing expense and mortgage buyback and other miscellaneous losses compared to previous quarters of 2014. In total, the excess of these expenses over the previous three quarters averages were $367,000 after-tax, or $0.01 per share. For the year, noninterest expense was $72.7 million, an increase of $12.3 million, or 20.4%, compared to 2013, and included $5.1 million in acquisition related expenses.

Spence H. Broadhurst, Senior EVP and Chief Banking Officer, commented: “We made significant investments during the year to build our team of talented, experienced bankers to serve a greatly expanded market. Simultaneously, we made numerous organizational changes to generate increased productivity and efficiency. We realigned our retail banking operations, which included prudent headcount reductions and improved product and service cross-selling and training. We also revamped our commercial banking organizational structure to align small business, commercial and industrial, real estate and middle market lending into specialized teams. We expect the investments in personnel and operating enhancements to drive revenue growth in the coming periods.”

Balance Sheet

Total assets grew $77.5 million during the quarter and $555.0 million during the year to $2.52 billion at December 31, 2014. Loans held for investment increased $83.4 million, or 4.8%, for the fourth quarter and $387.7 million, or 27.4%, during the twelve month period, to $1.8 billion at December 31, 2014.  The Company’s success in expanding its loan portfolio is attributed to a balanced strategy of organic and acquired loan growth. In the most recent quarter, the middle market team, which focuses on commercial and industrial loan customers with revenues between $25 million and $250 million, had new loan production totaling $99.7 million, which included $75.7 million of credit relationships previously existing with the team.  The Company’s investment portfolio increased during the year to $496.8 million at December 31, 2014, compared to $368.9 million a year earlier. Growth in the investment portfolio was primarily attributable to increases in U.S. government agency issued securities and select corporate debt securities. At December 31, 2014 the average duration of the investment portfolio declined to 4.08 years from 4.96 years at year-end 2013, and remains liquid, with an average yield of 3.38%.

Total liabilities increased $74.6 million during the quarter and $490.4 million during the twelve month period, including a $278.6 million increase in deposits. Total deposits were $1.83 billion at December 31, 2014. Core transaction, savings and money market accounts were 70% of the Company’s deposits and totaled $1.28 billion at December 31, 2014. Noninterest-bearing deposits increased $8.9 million, or 2.9%, to $319.3 million during the quarter ending December 31, 2014. Time deposits were $549.4 million at December 31, 2014, compared to $451.9 million at December 31, 2013. The average cost of interest bearing liabilities declined to 0.40% at December 31, 2014, from 0.43% at year-end 2013. Total borrowings were $438.5 million at December 31, 2014, compared to $229.8 million at December 31, 2013, with the increase primarily reflecting the Company’s use of attractively priced Federal Home Loan Bank borrowings as part of its overall funding strategy. The Company’s average cost of borrowings in 2014 was 0.99%, down from 1.50% in 2013.

In March 2014, the Company issued $15.5 million of subordinated debt. The subordinated debt was issued as an efficient form of regulatory tier 2 eligible capital, and the proceeds were used to redeem the remaining TARP preferred stock. The weighted average cost of the subordinated debt is 7.25%; however, the after tax cost to common shareholders is below 5.00%.

Shareholders’ equity increased to $231.4 million at December 31, 2014, compared to $166.8 million at December 31, 2013. Retained earnings increased $4.3 million and common equity increased $2.9 million during the fourth quarter. Key events in 2014 that impacted shareholders equity included a first quarter decline of $10.0 million due to the redemption of $15.0 million of preferred stock, partially offset by total comprehensive income of $1.8 million during the quarter, and a $64.2 million increase in the second quarter of 2014 as a result of the acquisition of CapStone Bank and the exercise of stock options previously issued by CapStone Bank. The Company’s tangible book value rose from $5.04 per share at December 31, 2013 to $5.50 at December 31, 2014.

Asset Quality

Asset quality reflected continued improvement throughout 2014. Nonperforming assets at December 31, 2014 declined to $10.3 million from $17.0 million a year earlier. The percentage of nonperforming assets to total assets declined to 0.41% at December 31, 2014, compared to 0.87% a year earlier. Total nonperforming loans declined to $7.2 million at December 31, 2014, compared to $9.4 million at December 31, 2013. As a percentage of total assets, nonperforming loans decreased by 19 basis points, or 39.6% at December 31, 2014, compared to a year earlier. Net chargeoffs were $439,000 for the three month period ending December 31, 2014, or 0.10% of loans on an annualized basis. Net chargeoffs decreased from $4.8 million in 2013 to $3.3 million in 2014. The allowance for credit losses was $22.1 million at December 31, 2014, or 1.23% of total loans held for investment and 306.6% of nonperforming loans.

Outlook

Mr. Ridgill commented on the outlook for NewBridge: “As the Company expanded in 2014, we further established our position as a prudently managed regional franchise in key markets throughout the Carolinas. Improvements in our retail banking operation are expected to take root in the coming year, and we expect to see tangible organic growth in the newer geographic markets we have entered. The addition of our middle market commercial banking team, expansion of the Bank’s treasury management capabilities, and enhanced commercial banking operational structure are expected to demonstrate continued momentum. Concerning additional expansion efforts, we anticipate completing the Premier Commercial Bank acquisition in the first quarter of 2015 and then will focus on integration and gaining efficiencies from the recent initiatives. We operate the Bank with guiding principles that promote excellence throughout the organization, and we expect these deep rooted values to deliver consistent growth in shareholder value.”

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina.  The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

As one of the largest community banks headquartered in North Carolina, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking.  NewBridge Bank has assets of approximately $2.5 billion and 40 branches and several loan production offices.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements.  Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events.  The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions.  These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates and expectations regarding recently completed or proposed acquisitions and the general business strategy of engaging in bank acquisitions.  Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

Investors may contact:

Ramsey Hamadi, Chief Financial Officer	336-369-0975
Richard Cobb, Controller & Chief Accounting Officer	336-369-0914

FINANCIAL SUMMARY

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans(1)	$19,157	$15,482	$71,230	$56,617
Investment securities	4,055	3,057	14,468	12,179
Other	38	8	118	23
Total interest income	23,250	18,547	85,816	68,819
Interest expense:
Deposits	1,060	869	4,000	3,116
Borrowings from the FHLB	230	427	801	1,195
Other	656	338	2,344	1,332
Total interest expense	1,946	1,634	7,145	5,643
Net interest income	21,304	16,913	78,671	63,176
Provision for credit losses	50	642	883	2,691
Net interest income after provision for credit losses	21,254	16,271	77,788	60,485
Noninterest income:
Retail banking	2,515	2,636	10,424	10,228
Mortgage banking services	217	297	870	1,644
Wealth management services	771	638	2,919	2,570
Gain on sale of investment securities	-	-	-	736
Bank-owned life insurance	316	322	1,385	1,429
Other	258	176	1,115	847
Total noninterest income	4,077	4,069	16,713	17,454
Noninterest expense:
Personnel	9,946	8,717	36,617	32,104
Occupancy	1,218	1,135	4,910	4,208
Furniture and equipment	1,003	991	3,806	3,501
Technology and data processing	1,228	1,121	4,727	4,192
Legal and professional	816	652	2,994	2,683
FDIC insurance	382	236	1,602	1,565
Other real estate owned	376	159	870	(126)
Acquisition related expenses	171	2,163	5,081	2,232
Other	3,468	3,216	12,099	10,025
Total noninterest expense	18,608	18,390	72,706	60,384
Income before income taxes	6,723	1,950	21,795	17,555
Income tax expense (benefit)	2,458	524	7,819	(3,216)
Net income	4,265	1,426	13,976	20,771
Dividends and accretion on preferred stock	-	(237)	(337)	(1,854)
Net income available to common shareholders	$4,265	$1,189	$13,639	$18,917
Net income per share - basic	$0.11	$0.04	$0.39	$0.71
Net income per share - diluted	$0.11	$0.04	$0.38	$0.65

(1)	Includes accelerated accretion (amortization) on purchased loans of $85,000 and $(44,000) for the three months ended December 31, 2014 and 2013, respectively, and $(115,000) and $(44,000) for the twelve months ended December 31, 2014 and 2013, respectively.

FINANCIAL SUMMARY

	2014					2013
	Fourth	Third	Second		First	Fourth
	Quarter	Quarter	Quarter		Quarter	Quarter
Period-End Balance Sheet
(Dollars in thousands)
Assets
Loans held for sale	$6,181	$3,303	$5,733		$3,486	$3,530
Commercial loans	928,761	839,696	835,248		684,643	656,440
Real estate - construction loans	168,109	157,841	151,078		115,748	115,396
Real estate - mortgage loans	672,574	689,356	703,390		610,365	610,179
Consumer loans	26,164	26,794	28,770		25,094	26,437
Other loans	8,798	7,277	8,064		7,991	8,251
Total loans held for investment	1,804,406	1,720,964	1,726,550		1,443,841	1,416,703
Allowance for credit losses	(22,112)	(22,501)	(22,944)		(24,435)	(24,550)
Net loans held for investment	1,782,294	1,698,463	1,703,606	(1)	1,419,406	1,392,153
Investment securities	496,798	496,914	469,198		410,122	368,866
Other earning assets	17,131	19,077	19,679		4,075	3,915
Intangible assets	26,679	27,108	27,942		8,046	8,388
Other non-earning assets	191,149	197,885	202,935		193,134	188,380
Total Assets	$2,520,232	$2,442,750	$2,429,093		$2,038,269	$1,965,232

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$319,327	$310,441	$301,038		$258,058	$240,979
Savings deposits	67,639	66,521	67,554		65,386	62,353
NOW accounts	509,450	499,184	477,372		454,198	439,624
Money market accounts	386,733	405,369	404,801		351,797	359,174
Time deposits	549,415	543,619	604,818		492,809	451,866
Total deposits	1,832,564	1,825,134	1,855,583	(2)	1,622,248	1,553,996
Total borrowings	438,474	373,974	332,274		244,774	229,774
Other liabilities	17,839	15,211	16,585		14,422	14,670
Shareholders’ equity - preferred	-	-	-		-	15,000
Shareholders’ equity - common	231,355	228,431	224,651		156,825	151,792
Total Liabilities and Shareholders’ Equity	$2,520,232	$2,442,750	$2,429,093		$2,038,269	$1,965,232

(1)	Includes $260.7 million from CapStone Bank acquisition.
(2)	Includes $229.3 million from CapStone Bank acquisition.

COMMON STOCK DATA

	2014				2013
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$8.71	$7.59	$8.06	$7.14	$7.43
High	8.98	8.46	8.69	7.62	7.92
Low	7.34	7.20	6.99	6.55	6.40
Book value	6.22	6.14	6.05	5.50	5.33
Tangible book value	5.50	5.41	5.30	5.22	5.04
Average shares outstanding	37,195,303	37,166,736	36,808,785	28,487,709	28,478,316
Average diluted shares outstanding	37,655,766	37,576,669	37,382,568	28,597,530	28,584,755
Class A shares at end of period	34,008,795	34,007,093	33,949,443	25,303,820	25,291,568
Class B shares at end of period	3,186,748	3,186,748	3,186,748	3,186,748	3,186,748

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of December 31, 2014
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value	Average Yield (%)		Average Duration (years)

Available for Sale(1)
US Agency	$49,599	$-	$(1,485)	$48,114	2.05%		6.80
Agency mortgage backed securities	19,314	1,255	-	20,569	3.78		3.46
Collateralized mortgage obligations	10,492	217	-	10,709	3.81		3.72
Commercial mortgage backed securities	33,646	1,179	-	34,825	3.40		2.62
Covered bonds	49,976	2,017	(73)	51,920	3.49		1.98
Corporate bonds	128,798	3,612	(535)	131,875	3.78		3.50
Municipal obligations	33,930	1,204	(4)	35,130	5.17	(2)	3.75
Total debt securities	325,755	9,484	(2,097)	333,142	3.58	(2)	3.71
Federal Home Loan Bank stock	17,712	-	-	17,712
Federal Reserve Bank stock	5,702	-	-	5,702
Other	9,336	361	(156)	9,541
Total Available for Sale	$358,505	$9,845	$(2,253)	$366,097

Held to Maturity(1)
US Agency	$32,772	$95	$(416)	$32,451	2.16%		4.75
Agency mortgage backed securities	54,339	1,352	-	55,691	2.58		4.43
Covered bonds	4,984	25	-	5,009	2.08		3.92
Corporate bonds	23,455	123	(64)	23,514	2.72		4.19
Subordinated debt issues	14,000	50	(17)	14,033	6.26		9.35
Municipal obligations	1,151	66	-	1,217	4.28	(2)	7.60
Total Held to Maturity	$130,701	$1,711	$(497)	$131,915	2.89	(2)	5.00

Total Investment Portfolio	$489,206	$11,556	$(2,750)	$498,012	3.38	(2)	4.08

(Dollars in thousands)	As of December 31, 2013
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value	Average Yield (%)		Average Duration (years)

Available for Sale(1)
US Agency	$49,094	$-	$(4,562)	$44,532	2.07%		7.67
Agency mortgage backed securities	14,217	1,261	-	15,478	5.09		2.83
Collateralized mortgage obligations	6,611	163	-	6,774	5.63		2.60
Commercial mortgage backed securities	38,367	1,123	(102)	39,388	3.32		3.36
Covered bonds	49,937	2,924	(233)	52,628	3.49		2.90
Corporate bonds	105,772	4,066	(572)	109,266	3.83		4.13
Municipal obligations	15,836	161	(301)	15,696	6.46	(2)	7.94
Total debt securities	279,834	9,698	(5,770)	283,762	3.65	(2)	4.55
Federal Home Loan Bank stock	9,988	-	-	9,988
Other	7,672	596	(469)	7,799
Total Available for Sale	$297,494	$10,294	$(6,239)	$301,549

Held to Maturity(1)
US Agency	$28,729	$-	$(1,920)	$26,809	2.13%		6.73
Agency mortgage backed securities	32,439	171	(34)	32,576	2.64		5.90
Subordinated debt issues	5,000	-	-	5,000	7.63		9.61
Municipal obligations	1,149	-	(95)	1,054	4.25	(2)	13.58
Total Held to Maturity	$67,317	$171	$(2,049)	$65,439	2.81	(2)	6.66

Total Investment Portfolio	$364,811	$10,465	$(8,288)	$366,988	3.49	(2)	4.96

(1)	Available for sale securities are carried at fair value on the balance sheet while held to maturity securities are carried at amortized cost.
(2)	Fully taxable equivalent basis.

ANALYSIS OF YIELDS AND RATES

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense(1)	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,786,411	$19,157	4.25%	$1,409,800	$15,482	4.36%
Investment securities	499,265	4,193	3.36%	359,510	3,140	3.49%
Other earning assets	18,430	38	0.82%	10,173	8	0.31%
Total Earning Assets	2,304,106	23,388	4.03%	1,779,483	18,630	4.15%
Non-Earning Assets	194,708			166,517
Total Assets	$2,498,814	23,388		$1,946,000	18,630

Interest-Bearing Liabilities
Deposits	$1,522,435	1,060	0.28%	$1,313,088	869	0.26%
Borrowings	407,593	886	0.86%	197,630	765	1.54%
Total Interest-Bearing Liabilities	1,930,028	1,946	0.40%	1,510,718	1,634	0.43%
Noninterest-bearing deposits	322,123			252,320
Other liabilities	15,840			18,949
Shareholders' equity	230,823			164,013
Total Liabilities and
Shareholders' Equity	$2,498,814	1,946		$1,946,000	1,634
Net Interest Income		$21,442			$16,996
Net Interest Margin			3.69%			3.79%
Interest Rate Spread			3.63%			3.72%

	Twelve Months Ended December 31, 2014			Twelve Months Ended December 31, 2013
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense(1)	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,670,113	$71,230	4.26%	$1,247,095	$56,617	4.54%
Investment securities	455,262	14,965	3.29%	379,014	12,549	3.31%
Other earning assets	14,763	118	0.80%	7,656	23	0.30%
Total Earning Assets	2,140,138	86,313	4.04%	1,633,765	69,189	4.24%
Non-Earning Assets	192,412			144,304
Total Assets	$2,332,550	86,313		$1,778,069	69,189

Interest-Bearing Liabilities
Deposits	$1,489,293	4,000	0.27%	$1,184,485	3,116	0.26%
Borrowings	318,858	3,145	0.99%	168,909	2,527	1.50%
Total Interest-Bearing Liabilities	1,808,151	7,145	0.40%	1,353,394	5,643	0.42%
Noninterest-bearing deposits	294,704			228,635
Other liabilities	15,537			19,302
Shareholders’ equity	214,158			176,738
Total Liabilities and
Shareholders’ Equity	$2,332,550	7,145		$1,778,069	5,643
Net Interest Income		$79,168			$63,546
Net Interest Margin			3.70%			3.89%
Interest Rate Spread			3.64%			3.82%

(1)	Income related to securities exempt from federal income taxes is stated on a fully taxable-equivalent basis, assuming a federal income tax rate of 35%, and is then reduced by the non-deductible portion of interest expense. For the three months ended December 31, 2014, the adjustments made to convert to a fully taxable-equivalent basis were $138 for 2014 and $83 for 2013. For the twelve months ended December 31, 2014, the adjustments made to convert to a fully taxable-equivalent basis were $497 for 2014 and $370 for 2013.

ASSET QUALITY DATA

	2014				2013
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
(Dollars in thousands)
Loans identified as impaired	$4,227	$3,947	$8,025	$8,954	$5,879
Other nonperforming loans	2,985	3,882	3,268	3,883	3,519
Total nonperforming loans	7,212	7,829	11,293	12,837	9,398
Other real estate owned	3,057	3,580	3,585	5,633	7,620
Total nonperforming assets	$10,269	$11,409	$14,878	$18,470	$17,018

Net chargeoffs	$439	$532	$2,091	$259	$1,477
Allowance for credit losses	22,112	22,501	22,944	24,435	24,550
Allowance for credit losses to loans held for investment	1.23%	1.31%	1.33%	1.69%	1.73%
Nonperforming loans to loans held for investment	0.40	0.45	0.65	0.89	0.66
Nonperforming assets to total assets	0.41	0.47	0.61	0.91	0.87
Nonperforming loans to total assets	0.29	0.32	0.46	0.63	0.48
Net chargeoff percentage (annualized)	0.10	0.12	0.48	0.07	0.42
Allowance for credit losses to nonperforming loans	306.60	287.41	203.17	190.35	261.23

Allowance for credit losses rollforward	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013

Beginning balance	$22,501	$25,385	$24,550	$26,630
Chargeoffs	1,344	2,621	7,408	8,526
Recoveries	905	1,144	4,087	3,755
Net chargeoffs	439	1,477	3,321	4,771
Provision for credit losses	50	642	883	2,691
Ending balance	$22,112	$24,550	$22,112	$24,550

OTHER DATA

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013

Tangible common equity	$204,676	$143,404	$204,676	$143,404
Return on average assets	0.68%	0.29%	0.60%	1.17%
Return on average equity	7.33	3.45	6.53	11.75
Net yield on earning assets	3.69	3.79	3.70	3.89
Average loans to assets	71.49	72.45	71.60	70.14
Average loans to deposits	96.85	90.06	93.62	88.25
Average noninterest - bearing deposits to total deposits	17.46	16.12	16.52	16.18
Average equity to assets	9.24	8.43	9.18	9.94
Total capital as a percentage of total risk weighted assets	12.23	11.67	12.23	11.67
Tangible common equity as a percentage of tangible assets	8.21	7.33	8.21	7.33
Tangible common equity as a percentage of total risk weighted assets	10.13	9.44	10.13	9.44

OTHER NON-GAAP MEASURES

Pre-tax core net operating income

(Dollars in thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013

Pre-tax net income	$6,723	$1,950	$21,795	$17,555
Gain on sale of investment securities	-	-	-	(736)
Acquisition related expenses	171	2,163	5,081	2,232
Pre-tax core net operating income	$6,894	$4,113	$26,876	$19,051